EXHIBIT 99.2
STOCK REPURCHASE AGREEMENT
This Stock Repurchase Agreement (this “Agreement”) is made and entered into as of October 15, 2019, by and between Alico, Inc., a Florida corporation (the “Company”), and 734 Investors, LLC a Delaware limited liability company (the “Seller”).
RECITALS
WHEREAS, the Company desires to repurchase from the Seller, and the Seller desires to sell to the Company, a total of 7,000 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, the Company is permitted, pursuant to Sections 607.0603 and 607.06401 of the Florida Business Corporation Act (as amended from time to time, the “FBCA”), to repurchase the Shares on the terms and subject to the conditions set forth in this Agreement.
WHEREAS, after due consideration, a Special Committee of the Board of Directors of the Company (the “Special Committee”), which consists solely of the member of the Board of Directors of the Company (the “Board”) who are independent of the Company and the Seller, has reviewed and approved the Repurchase Transaction (as hereinafter defined), and has reported such approval to the Board.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows.
1. Purchase and Sale of Shares.  On the terms and subject to the conditions of this Agreement, the Company hereby agrees to purchase, and the Seller hereby agrees to sell to the Company the Shares for a purchase price of $33.95 per share (the “Per Share Price” and, the Per Share Price multiplied by the number of Shares, the “Purchase Price”), as provided herein (the “Repurchase Transaction”).
2. Closing.  Subject to the fulfillment (or, to the extent permitted by applicable law, waiver) of the conditions set forth in Section 5 hereof, the closing of the Repurchase Transaction (the “Closing”) shall occur at 10:00 a.m. New York City time on the date hereof (or on the first business day after which the conditions set forth in Section 5 hereof are fulfilled or, to the extent permitted by applicable law, waived), or such other date as is mutually agreed in writing by the Company and the Seller.  At the Closing, the following deliveries will be made and actions taken:

(a) By the Company.
(i)
The Company will pay the full Purchase Price to the Seller in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Seller to the Company at least one (1) business day prior to the date of the Closing; and

(ii)
The Company will deliver to the Seller a certificate duly executed by an officer of the Company, dated as of the date of the Closing, certifying the resolutions of the Board and the Special Committee, in each case, approving the Repurchase Transaction.

(b) By the Seller.  The Seller will deliver to the Company, in form reasonably acceptable to the Company, such documents, and will take such actions, as may be reasonably required in order to effect a transfer of the Shares from the Seller to the Company.

3. Representations and Warranties of the Company.  The Company hereby represents and warrants to the Seller as follows:
(a) The Company is a corporation duly organized, validly existing and in good standing under the FBCA and has full legal right and corporate power and authority to enter into this Agreement and to consummate the transactions provided for herein.
(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby: (i) do not require, except as have been obtained prior to the date hereof, the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Securities Exchange Act of 1934, or the rules and regulations promulgated with respect thereto (the “Exchange Act”) or filings required by NASDAQ Global Market) filing by the Company with, any governmental or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Company or any of its subsidiaries; (ii) except as would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Company, any of the Company’s subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound, (B) the Company or any of its subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body; and (iii) except as would not have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement, will not result in the creation or imposition of any lien, security interest, encumbrance, claim or equitable or legal interest upon any of the property or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Seller, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.  This Agreement and the purchase of the Shares contemplated hereby have been approved by the Special Committee, the sole member of which is disinterested with respect to this Agreement and the transactions contemplated hereby (other than with respect to any ownership of equity securities of the Company), and the Board.  The Company has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and all consents, approvals, authorizations and orders required for the Company’s execution and delivery of this Agreement and performance of the transactions contemplated hereby have been obtained and are in full force and effect.
(d) The Company will have as of the Closing access to legally available funds sufficient to consummate the transactions contemplated by this Agreement.  The Repurchase Transaction will be effected in compliance with Section 607.06401 of the FBCA.
(e) There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement.  There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Company, which question the validity of this Agreement or the right of the Company to consummate the transactions contemplated by this Agreement.
(f) The Company has not incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission or other similar payments in connection with the transactions contemplated by this Agreement.

4. Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Company as follows:
(a) The Seller has been duly formed and is existing as a limited liability company in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Seller’s obligations hereunder, and to consummate the transactions contemplated hereby.
(b) The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby: (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Exchange Act) filing by the Seller with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Seller and (ii) except as would not have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Seller or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Seller is a party, (B) the Seller’s organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.
(c) This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.  The Seller has duly taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and all consents, approvals, authorizations and orders required for the Seller’s execution and delivery of this Agreement and performance of the transactions contemplated hereby have been obtained and are in full force and effect.

(d) The Seller is the sole record owner of the Shares.  The Seller has good, valid and marketable title to the Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim or rights of any third party whatsoever (except for restrictions pursuant to applicable federal and state securities laws), and has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Shares or its ownership or other rights in such Shares or (ii) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Shares.  Following the Repurchase Transaction, and against payment made pursuant to this Agreement, good, valid and marketable title to the Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim, will pass to the Company.
(e) There is no action, suit, proceeding or investigation pending or, to the Seller’s knowledge, currently threatened that questions the validity of this Agreement, or the right of the Seller to enter into this Agreement or to consummate the transactions contemplated by this Agreement.  There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against the Seller which questions the validity of this Agreement or the right of the Seller to consummate the transactions contemplated by this Agreement.
(f) The Seller has not incurred any obligation or liability, contingent or otherwise, for any brokerage or finder’s fee, agent’s commission or other similar payments to any third party in connection with the transactions contemplated by this Agreement.
(g) Seller has been furnished with such documents, materials and information as Seller deems necessary or appropriate for evaluating the financial condition of the Company, including information regarding the Repurchase Transaction, and has had the opportunity to ask questions of, and receive answers from, the officers of the Company, concerning the Company and the terms and conditions of the Repurchase Transaction. The Seller acknowledges and explicitly agrees that although it has received certain information from the Company as to its financial condition and other matters and the Repurchase Transaction, the Seller understands that the Shares may be worth more than the Purchase Price to be paid to the Seller.

5. Conditions to Closing.  The obligation of either party to proceed with the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:
(a) The representations and warranties of the other party shall be true and correct in all respects as of the Closing.
(b) The other party shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such party on or before the Closing.
(c) No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Repurchase Transaction illegal or otherwise prohibiting or preventing consummation of the Repurchase Transaction.
6. Termination.  This Agreement may be terminated, and the terms and conditions set forth herein shall be of no further force or effect: (a) by mutual agreement in writing by the parties; or (b) by either party following November 1, 2019; provided that the Closing has not occurred by such date; provided, further that the right to terminate this Agreement under Section 6(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the substantial or primary cause of the failure of the Closing to occur on or before such date.
7. Covenant Against Transfer.  The Seller covenants that, upon signing this Agreement, it will not take any action to transfer the Shares to any person, other than a controlled affiliate of the Seller, or otherwise take any action to subject the Shares to any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim or rights of others whatsoever.
8. Further Assurances.  Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

9. Legal and Equitable Remedies.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Each party has the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies such party may have at law or in equity for breach of this Agreement.
10. Fees and Expenses.  Each party will pay its own legal and other fees in connection with the negotiation and preparation of this Agreement.
11. Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Seller with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter.  Each party acknowledges that neither the other party nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement, and each party acknowledges that it has executed this Agreement in reliance only upon such promises as are contained herein.

12. Modification.  It is expressly agreed that this Agreement may not be altered, amended, modified or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by each of the parties to this Agreement.
13. Severability.  If any provision of this Agreement, or any part of any such provision, is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement and is separable from every other part of such provision.
14. Governing Law.  This Agreement will be governed by the laws of the State of Delaware without giving effect to conflict of laws principles.
15. Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile transmission and by electronic messaging system), each of which will be an original, but all of which together will constitute one instrument.
16. Headings.  The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.

17. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier to the recipient. Such notices, demands and other communications shall be sent as follows:
(a) If to the Company, to:
Alico, Inc.
10070 Daniels Interstate Court, Suite 100
Fort Myers, Florida 33913
Attention: John Kiernan

With a copy to (which shall not constitute notice):
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Matthew M. Guest

(b) If to the Seller, to:
734 Investors, LLC
767 Fifth Avenue
New York, New York 10153
Attention: Michael R. Mayberry

18. Publicity. Each of the Seller and the Company agrees that it shall not, and that it shall cause its representatives not to, (a) publish, release or file any initial press release or other public statement or announcement relating to the transactions contemplated by this Agreement (an “Initial Press Release”) without providing such other party with a reasonable opportunity to review and comment on such release, statement or announcement and such party will consider any comments from the other party in good faith, and (b) after the date hereof, except as required by law, including the rules of any stock exchange or self-regulatory organization, or any court, governmental or regulatory authority, in each case having jurisdiction over such party or any of its subsidiaries, publish, release or file any future press release or other public statement or announcement relating to the transactions contemplated by this Agreement that is inconsistent with any such Initial Press Release.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:
ALICO, INC.
By: /s/ John Kiernan________________________
Name: John Kiernan
Title: Chief Executive Officer and President

SELLER:
734 INVESTORS, LLC
By: Arlon Valencia Holdings LLC, its managing member
By: Arlon Food and Agriculture Partners LP, its managing member
By: Arlon Food and Agriculture Associates LLC, its general partner
By: /s/ David W. Dryerman___________________
Name: David W. Dryerman
Title: Vice President